Exhibit 99.3

May 2, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Future Vision II Acquisition Corp.

Registration Statement on Form S-4

Consent Form

Ladies and Gentlemen:

We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed by Future Vision II Acquisition Corp., a Cayman Islands exempted company (“Future Vision II”), relating to the proposed business combination between Future Vision II and VIWO Technology Inc., a Cayman Islands exempted company (“VIWO”).

We further consent to the reference to our firm name under the captions “Legal Matters,” “Risk Factors,” “Information about Future Vision,” “Government Regulations,” “Enforceability of Civil Liabilities,” and elsewhere in the Registration Statement and the related proxy statement/prospectus contained therein, solely with respect to matters of the laws of the People’s Republic of China (excluding the laws of Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan).

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

We consent to the incorporation by reference of this consent letter into any subsequent amendments to the Registration Statement.

Very truly yours,

/s/ China Commercial Law Firm
Date: May 2, 2025

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

Http/www.huashang.cn

Add/21-26/F, Hong Kong CTS Tower,No.4011, Shennan Boulevard, Futian District, Shenzhen , P.R.C